Exhibit 99.1

Recent Developments

In connection with the settlement of the appraisal litigation in the fiscal quarter ended December 31, 2018, Lions Gate borrowed $840 million of new loans under the revolving credit facility (the “Revolver”).

Following repayments of loans outstanding under the Revolver from operational free cash flow and cash on the balance sheet, the outstanding balance under the Revolver was approximately $520 million as of December 31, 2018.

Additionally, in the fiscal quarter ended December 31, 2018, Lions Gate monetized receivables in the amount of approximately $130 million, which along with other changes in working capital contributed to operational free cash flow.

As of the date hereof, the Company’s operating results for the fiscal quarter ended December 31, 2018 are tracking in line with the Company’s expectations.